Exhibit 10.1

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (“Agreement”) is by and between Sheree S. Thornsberry (“Employee”), an individual, and MetaBank, N.A. (“Bank” or “MetaBank”), a federally chartered bank.

WHEREAS, Employee’s employment with Bank will end effective May 7, 2021 due to a reorganization; and

WHEREAS, the purpose of this Agreement is to provide certain benefits to Employee following termination of employment in exchange for a covenant not to sue and general release of all claims against Bank; and

WHEREAS, by executing this Agreement, Bank does not admit that Employee possesses a legally valid claim or potential claim. Without admitting wrongdoing or liability, Bank desires to enter into this Agreement to put to rest all potential controversies between the parties and to avoid the costs and expenses associated with defending any such claims or controversies;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Employee and Bank agree as follows:

1.             TERMINATION. The termination of Employee’s was or shall be effective on May 7, 2021 (the “Termination Date”).

2.             SEVERANCE PAY AND BENEFITS. In consideration of this fully enforceable Severance and General Release Agreement and other promises made by Employee as set forth herein, including, without limitation, Employee’s compliance with and adherence to Employee’s obligations under Section 4 of this Agreement, Bank agrees to: (a) pay Employee (i) $409,734, which equals twelve (12) months’ of Employee’s gross weekly base compensation as of the Termination Date, (ii) $368,761 of incentive compensation at 90% target, (iii) $10,000 for Employee’s outplacement services, and (iv) an amount equal to the number of any remaining shares of unvested restricted stock of Meta Financial Group, Inc. previously awarded to Employee multiplied by the closing market price of Meta Financial Group, Inc. stock on the last trading day immediately preceding the Termination Date, all such amounts payable in substantially equal consecutive installments over twelve (12) months (with each such installment paid on Bank’s normal payroll dates during such twelve (12) month period), less standard withholding and deductions elected by Employee or required by applicable law, commencing within sixty (60) days following the Termination Date provided Employee does not revoke Employee’s acceptance of the Agreement as provided in Section 11; and provided further that if such sixty (60) day period spans two (2) calendar years, Employee shall not have the right to designate the calendar year of installment payment commencement; and (b) if Employee is eligible for and takes all steps necessary to continue Employee’s group health plan coverage with Bank following the Termination Date (including completing and returning the forms necessary to elect group health plan COBRA continuation coverage), pay the full premium costs for such coverage, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (i) the twelve (12) month anniversary of the Termination Date, (ii) the date Employee becomes eligible for group health insurance coverage from any other employer, or (iii) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with Bank under applicable law (a and b, collectively, “Severance”). Employee acknowledges that the Severance is over and above any sums payable to Employee as a result of the cessation of the employment relationship with Bank.

3.             EMPLOYEE BENEFITS. Bank will continue to provide Employee all regular employee benefits up to the Termination Date, subject to the terms and conditions of any applicable employee benefit plans and programs and Internal Revenue Code Section 409A. Employee may be eligible to continue coverage under Bank’s group health plan, and any other plans to which rights accrue under the Comprehensive Omnibus Reconciliation Act of 1985 as amended (“COBRA”), to the extent required under COBRA. Coverage under the COBRA plan(s) shall be in accordance with the terms of such plan(s) as such may be amended from time to time.

4.             RESTRICTIVE COVENANTS.

(a)               Confidential Information. Employee acknowledges that Employee has been entrusted with confidential and proprietary information and trade secrets of the Bank, Meta Financial Group, Inc., and their subsidiaries and affiliates (the “Company Group”), including, without limitation, non-public information not generally known in the industry, in whatever form or medium, including strategic and long-range plans, advertising and marketing plans, sales volume and methods, business plans, and any information related to any of the foregoing; investor, strategic partner, and customer information (including names, phone numbers, addresses, e-mail addresses, and other identifying facts and circumstances specific to the customer or program manager and relevant to the services provided to customer or program manager), and records, and the terms of such business relationships; personnel records, employee compensation and performance data; financial statements, budgets and projections; and software and other technology owned or developed (or being developed) for use in or relating to the conduct of the business (“Confidential Information”). At all times before and after the Termination Date, Employee shall: (i) hold the Confidential Information in strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Confidential Information to any unauthorized person, and follow all the Company’s policies protecting the Confidential Information; (ii) not use, copy, divulge or otherwise disseminate or disclose any Confidential Information, or any portion thereof, to any unauthorized person; (iii) not make, or permit or cause to be made, copies of the Confidential Information, except as necessary to carry out Employee’s authorized duties as an Employee of the Bank; (iv) promptly and fully advise the Bank of all facts known to Employee concerning any actual or threatened unauthorized use or disclosure of which Employee becomes aware; and (v) promptly provide written notice to the Bank if Employee receives any subpoena or becomes subject to any legal obligation that might require Employee to disclose Confidential Information, enclosing a copy of the subpoena and any other documents describing the legal obligation. Employee’s obligations under this provision shall continue with respect to any Confidential Information unless and to the extent that such Confidential Information becomes generally known to and available for use by the public other than as a result of Employee’s acts or omissions.

(b)               Non-Interference with Employee Relationships. For a period continuing until twelve (12) months following the Termination Date (the “Restricted Period”), Employee shall not, on Employee’s own behalf or for any other person or entity, directly solicit for employment or attempt to solicit for employment or otherwise interfere with the employment relationship between the Bank and any person who is an employee of the Bank during the Restricted Period or during the three-month period preceding the Termination Date.

(c)               Non-Interference with Customers. During the Restricted Period, Employee shall not, directly or indirectly, on Employee’s own behalf or for any other person or entity: (i) interfere with, impair, disrupt or damage the Company Group’s business relationships, including by soliciting, encouraging or recruiting any of the persons or entities listed on Exhibit A, which is hereby incorporated by reference.

(d)               Non-Competition. During the Restricted Period, Employee shall not engage in, or prepare to engage in, any “Competitive Activity,” defined as: (i) rendering services to a Competitive Enterprise (whether as an employee, consultant, independent contractor or otherwise); holding the position of partner or principal (or similar role) in a Competitive Enterprise; (ii) founding or independently conducting a Competitive Enterprise; (iii) acquiring a greater than one percent (1%) equity, voting, revenue, income, profit, loss or other economic interest in a Competitive Enterprise the equity of which is publicly traded on a recognized securities exchange; or (iv) acquiring any equity, voting, revenue, income, profit, loss or other economic interest in a Competitive Enterprise the equity of which is not publicly traded on a recognized securities exchange. “Competitive Enterprise” means the persons or entities listed on Exhibit A, which is hereby incorporated by reference, or any successor of such persons or entities.

(e)               Non-Disparagement. Employee shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, or any of its employees, customers, employees, program managers, or investors.

(f)                Return of Company Property. Upon the Bank’s request but in no event later than three (3) business days following the Termination Date, Employee shall return to the Bank all Bank property that is then in Employee’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, data base information and lists, and any other property or information that Employee has or had relating to the Bank (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information.

(g)               Protected Rights. Nothing in this Agreement shall limit Employee’s ability to: testify pursuant to a lawful subpoena, court order, or written request from a government authority; report allegations of unlawful conduct to government officials for investigation; cooperate in any government investigation or inquiry; or comply with any other legal obligation. Employee will not need the prior authorization of the Bank to make any such reports or disclosures and Employee will not be required to notify the Bank that Employee has made such reports or disclosures, provided, that nothing shall waive any attorney-client or similar privilege of the Company Group. Pursuant to 18 U.S.C. § 1833(b), an Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of an employer’s trade secrets (as defined in 18 U.S.C. § 1839), so long as such disclosure is made solely: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, pursuant to 18 U.S.C. § 1831 et seq., an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(h)               Enforcement. Employee acknowledges that the provisions of this Section are essential to the Company Group; the Bank would not enter into this Agreement if it did not include this Section; and damages sustained by the Company Group as a result of a breach of this Section cannot be adequately remedied by monetary damages. Furthermore, Employee agrees that the Bank, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement, or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section without being required to post a bond. If any court of competent jurisdiction or arbitrator shall deem any provision in this Section too restrictive, the other provisions shall stand, and the tribunal shall modify the unduly restrictive provision to the point of greatest restriction permissible by law. Should Employee breach any covenants in this Section then among other remedies, the duration of the covenant shall be extended by the period of any such breach.

5              DENIAL OF ANY VIOLATION – AGREEMENT NOT EVIDENCED. Bank expressly denies any violation of its policies, procedures, contractual obligations, or state or federal laws or regulations. Accordingly, while this Agreement resolves all issues between Bank and Employee relating to any alleged violation of Bank policies or procedures or any state or federal law or regulation, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as an admission by Bank of any violation of its policies, state or federal laws, or regulations. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceedings as evidence of or an admission by Bank of any violation of its policies, procedures, state or federal laws. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

6.             GENERAL RELEASE AND DISCHARGE. Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, Employee on behalf of Employee and Employee’s decedents, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Bank and its parent, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and successors, past and present and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities, of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee now owns or holds or has at any time heretofore owned or held as against said Releasees, arising out of or any way connected with Employee’s employment relationship with Bank or the termination of Employee’s employment or any other transactions, occurrence, actions, omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission, by or on the part of said releases, or any of them, committed or omitted prior to the date this Agreement is executed by Employee.

Employee specifically understands and agrees that this waiver, release and discharge includes:

(a)	All claims arising under federal, state or local laws prohibiting employment discrimination such as, without limitation,

i.	The Age Discrimination in Employment Act (ADEA);
ii.	The Older Workers Benefit Protection Act (OWBPA);
iii.	Title VII of the Civil Rights Act of 1964;
iv.	The Civil Rights Act of 1991;
v.	The Americans With Disabilities Act, as amended(ADA);
vi.	The Equal Pay Act;
vii.	The Family and Medical Leave Act;
viii.	The Genetic Information Non-Discrimination Act;
ix.	The Worker’s Adjustment and Retraining Notification Act (WARN);
x.	The Occupational Safety and Health Act;
xi.	The South Dakota Human Relations Act;
xii.	The Missouri Human Rights Act;
xiii.	The Missouri Equal Pay for Women Act:
xiv.	The Missouri Service Letter statute;

(b)	Claims for breach of contract, either express or implied;

(c)	Claims for personal injury, harm or damages, whether intentional or unintentional;

(d)	Claims growing out of any legal restrictions on the right to terminate Employee, including any claim for wrongful discharge;

(e)	Claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, equity or quasi-equity in any form, vacation, and severance that may be legally waived and released;

(f)	Claims for benefits including, without limitation, those arising under Employees’ Retirement Income Security Act of 1974;

(g)	For any other work-related claim that may arise from or may be related to Employee’s employment, up to and through the date this Agreement is executed by Employee; and

Employee agrees not to litigate any such claims except for breach or validity of this Agreement. Bank and Employee agree that by entering into this Agreement, Employee does not waive claims that may arise after the date the Agreement is executed or any claim for any vested rights under any applicable pension plan. In addition, notwithstanding anything in this Agreement, Employee does not waive claims to receive any amounts owed to Employee under any applicable written equity award agreements, which will be determined and paid in accordance with the terms and conditions of any such agreements.

Employee represents and warrants that Employee has been paid all wages due and owing from Bank, including but not limited to overtime, in accordance with the Fair Labor Standards Act, and has received any and all benefits for which Employee would be eligible, including under the Family and Medical Leave Act.

The release provided by Employee in this Agreement does not include a release for any claim to challenge the release under the Age Discrimination in Employment Act (“ADEA”) or any rights that cannot be waived by operation of law. Employee further acknowledges and agrees that Employee has not filed, assigned to others the right to file, reported, or provided information to a government agency, nor are there pending, any complaints, charges, or lawsuits by or on Employee’s behalf against Bank or any Releasee with any governmental agency or any court, except for any filings, reports or information Employee may have made or provided pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable whistleblower laws or regulations. In addition, Employee understands that nothing contained in this Agreement limits Employee’s ability to report (by way of filing a charge or complaint, or otherwise) possible violations of law or regulation, or make other legally-protected disclosures under applicable whistleblower laws or regulations (including pursuant to Section 21F of the Exchange Act), without notice to or consent from Bank, to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to such Government Agencies, without notice to Bank.

To the extent permitted by law, Employee agrees that Employee will not cause or encourage any future legal proceedings to be maintained or instituted against any Releasee. To the extent permitted by law, Employee agrees that Employee will not accept any monetary remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement. However, nothing in this Agreement prohibits or shall be construed to prohibit Employee from receiving a reward from the SEC pursuant to Section 21F of the Exchange Act and the regulations thereunder or, to the extent required by law, from another government agency pursuant to another applicable whistleblower law or regulation in connection therewith.

7.             COOPERATION. For a reasonable period of time following the Termination Date and without further compensation or remuneration, Employee shall cooperate with Bank to transition responsibility for ongoing projects and tasks for which Employee has had responsibility and shall provide Bank with all information Bank requests relating to such projects and tasks. Employee acknowledges and agrees that Employee may be a percipient witness and may be in possession of information which may be relevant to current potential audits, legal claims, or proceedings and that Employee may have been party to communications which are within the scope of the attorney-client privilege. Employee agrees to provide reasonable cooperation to Bank and its investigators, auditors, and attorneys with respect to any audits or in the investigation and defense of any legal claims that may arise, regardless of their nature.  Such reasonable cooperation includes, but is not limited to, providing information and testifying truthfully before any court, tribunal, government investigation, agency or deposition officer. Bank shall promptly reimburse Employee for Employee’s reasonable out-of-pocket expenses associated with compliance with this Section, and in the event Employee is required under this Section 7 to provide services beyond transition support, Bank will pay Employee reasonable compensation for such services. Employee further agrees to not communicate in any manner or means with any current or former employee of Bank or such current or former employees’ legal counsel regarding Bank, including without limitation having any communication with any person regarding any issues or matters, except Employee may communicate regarding such matters with Bank’s legal counsel, her legal counsel, Bank’s auditor(s), and government regulators or law enforcement officials. In any matter which could reasonably result in civil litigation, the Employee shall refrain from and refuse to provide any information to any person without first contacting and consulting with Bank’s legal counsel, regardless of whether any litigation is pending. If contacted by any person in such a matter which could reasonably result in civil litigation, Employee shall respond that Bank is represented by counsel and that any inquiry to Bank should be directed to Bank’s legal counsel. In any criminal matter, Employee is encouraged to consult with Bank’s legal counsel prior to responding to any request for information from any source in order to preserve any privileged information and, if necessary, to arrange for the appointment of separate legal counsel. Bank agrees that it shall make its counsel available as soon as is practicable upon Employee’s request and shall not unreasonably delay or withhold in providing Employee with an opportunity for the consultation required to be initiated by Employee under this Section. Employee shall not disclose the substance of any communication with Bank’s legal counsel or any person acting under the direction and control of Bank’s legal counsel. If any person should inquire about such a communication, Bank shall assert the attorney-client privilege and shall refuse to answer.

8.             PAYMENT OF TAXES. Employee agrees that Employee shall be exclusively liable for the payment of all federal and state taxes which may result from the payments contemplated by this Agreement. For purposes of Internal Revenue Code Section 409A, each installment payment of the Severance by MetaBank pursuant to Section 2 above is designated a separate payment. Employee acknowledges that Bank and/or its attorneys do not make and have not made any representations regarding the taxability of the payments.

9.             NO RE-EMPLOYMENT. Employee agrees that Employee’s employment relationship with Bank is being permanently and irrevocably severed, and Employee agrees not apply for re-employment with Bank or any of its subsidiaries, affiliates or related companies in any capacity and that any failure to re-employ Employee by Bank or any of its subsidiaries, affiliates or related companies for any reason (or, if Employee has already been employed, dismiss Employee following discovery of that fact) will not constitute a discriminatory, retaliatory, or otherwise unlawful action.  Employee further covenants and agrees not to make any claim or commence any action based upon a failure to re-employ or future termination of Employee upon re-hiring.

10.           RIGHT TO CONSULT WITH ATTORNEY. Employee acknowledges that Employee has a right to consult with an attorney or any other advisor, counselor or consultant of Employee’s choosing prior to signing this Agreement and that Employee is hereby advised in writing to consult with an attorney prior to executing this Agreement.

11.           WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990. Notwithstanding anything in this Agreement to the contrary, Employee understands this voluntary waiver releases Bank of any and all claims under the ADEA and the Older Workers Benefit Protection Act of 1990 (“OWBPA”) and that Employee has been given twenty-one (21) days to sign this Agreement after the Agreement has been received by Employee in order to consider all its terms fully. Employee may revoke Employee’s acceptance of this Agreement at any time within seven (7) days following execution of this Agreement and the Agreement shall not become effective or enforceable until expiration of this seven (7) day period (the “Revocation Period”). Should Employee revoke this Agreement during the Revocation Period, this entire Agreement shall be deemed null and void. This waiver does not apply to rights or claims under the ADEA and OWBPA that may arise after the date the waiver is executed. To be effective, any such revocation must be in writing sent United States mail, or other delivery service with signature required for delivery within the applicable time period to Kia Tang, EVP & Chief People and Inclusion Officer, MetaBank, 5501 South Broadband Lane, Sioux Falls, SD 57108 or by email to ktang@metabank.com.

12.           EMPLOYEE ACKNOWLEDGMENTS/DEADLINE. Prior to signing this Agreement, Employee acknowledges that Employee read and carefully considered this Agreement, and had an opportunity to ask questions about it, to discuss this Agreement with Employee’s attorney, advisor, counselor, consultant or other person of Employee’s choosing. Employee acknowledges that Employee is signing this Agreement freely and voluntarily. Employee acknowledges receiving a copy of this Agreement on April 20, 2021. Employee acknowledges that this Agreement shall be null and void and have no force and effect if not executed and delivered by Employee to Kia Tang at ktang@metabank.com or c/o MetaBank, 5501 South Broadband Lane, Sioux Falls, SD 57108, on or before the last day of the 21-day consideration period identified in Section 11.

13.           COMPLETE AGREEMENT. This Agreement constitutes and contains the entire agreement and final understanding concerning Employee’s employment, Employee’s separation from employment, and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of the Agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

14.           SEVERABILITY AND INVALID PROVISIONS. If any provision of this Agreement or the application hereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end, the provisions of this Agreement are declared to be severable.

15.           CHOICE OF LAW. This Agreement shall be deemed to have been executed and delivered from the State of Missouri, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and governed by the laws of the State of Missouri without regard to the principles of conflicts of law.

16.           JOINT PREPARATION OF AGREEMENT. Each party has cooperated in drafting the preparation of this Agreement. Hence, any construction to be made of this Agreement shall not be construed against any party on the basis that the party was the drafter.

17.           WAIVER OF BREACH – EFFECT. No waiver of any breach of any term or provision of this Agreement shall be construed to be nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

18.          FURTHER EXECUTIONS. All parties agree to cooperate fully and to execute any and all supplementary documents to make all additional actions that may be necessary or appropriate to give full force to the basic terms intended of this Agreement which are not inconsistent with its terms.

19.          HEADINGS NOT BINDING. The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered part or a term of this Agreement.

20.           AT WILL EMPLOYMENT. By signing below, Bank and Employee agree that Employee was free to terminate employment with Bank at will, without cause, and Bank was free to terminate the employment of Employee, at will, without cause.

21.           STATUS DURING SEVERANCE BENEFIT PERIOD. Commencing with the Termination Date, Employee shall cease to be an employee of Bank for any purpose. The payment of Severance under this Agreement shall be payments to a former employee.

22.           ATTORNEYS’ FEES. If litigation is commenced to enforce this Agreement, the party who substantially prevails in such litigation shall be entitled to the recovery of reasonable attorneys’ fees, costs and expenses (including deposition and other discovery expenses), which recovery shall be enforceable by judgment of the court.

23.           COUNTERPARTS. This Agreement may be executed in counterparts and facsimile or scanned signatures shall be deemed to be originals.

I have read the foregoing Agreement, I accept and agree to the provisions it contains, and hereby execute it voluntarily with full understanding of its consequences.

Executed this 30th day of April, 2021.

MetaBank, N.A.

/s/ Sheree Thornsberry	/s/ Kia Tang
Sheree S. Thornsberry	Kia Tang, Chief People & Inclusion Officer

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